Exhibit 99.1

November 7, 2013	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS REPORTS THIRD QUARTER 2013 RESULTS

AND UPDATES FULL-YEAR GUIDANCE

Dollar sales and volume increases across all channels drive a 22.5% increase in sales and a 5.9% increase in diluted earnings per share, excluding acquisition costs

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), the second-largest producer and marketer of fresh packaged bakery foods in the United States, today reported results for its 12-week third quarter ended October 5, 2013. Sales increased 22.5% to $878.5 million. Including acquisition-related costs of $0.02 per diluted share, diluted earnings per share (EPS) was $0.16. Excluding acquisition-related costs, diluted EPS rose 5.9% to $0.18 over last year’s third quarter. Strong performance in the company’s direct-store-delivery (DSD) segment was offset by higher marketing expense, margin pressure in the warehouse segment, and added infrastructure to support sales growth. In summary, during the quarter:

•	Volume increased 20.1%, acquisitions contributed 3.6%, and net price/mix was unfavorable 1.2%;

•	Gross margin (excluding depreciation and amortization) of 46.7% was flat compared to the third quarter of fiscal 2012;

•	EBITDA margin, excluding the acquisition-related costs, was 10.3% for the quarter;

•	Earnings before interest and taxes (EBIT) as a percent of sales was 6.9%, excluding acquisition-related costs:

•	DSD segment (83% of sales) operating margin was 8.7% of sales, impacted 70 basis points by carrying costs of acquired Hostess assets;

•	Warehouse segment (17% of sales) operating margin was 4.8% of sales, impacted by margin pressure on certain frozen foodservice business;

•	Generated $44.7 million in cash flow from operations;

•	Completed the acquisition of 20 closed bakeries; the Wonder, Merita, Home Pride, Butternut, and Nature’s Pride brands; and 36 depots from Old HB, Inc. (formerly Hostess Brands) for $355.0 million. Reintroduction of Wonder, Merita, Home Pride and Butternut brands across Flowers’ DSD territory began in late September and will continue throughout 2014.

•	Updated 2013 guidance—maintaining expectation for sales growth of 24.5% to 25.5% or $3.793 billion to $3.824 billion; revised earnings per share guidance to $0.90 to $0.93, reflecting 30.4% to 34.8% growth.

Commenting on third quarter results, President and CEO Allen Shiver said, “We achieved another quarter of robust sales growth as our team capitalized on opportunities presented by the marketplace and our recent acquisitions. The DSD segment achieved exceptional sales growth for our fresh breads, buns, rolls, and snack cakes and delivered operating earnings in line with our expectations. In the warehouse segment, our cake business fell slightly short of expectations. Overall earnings were impacted primarily by the warehouse frozen foodservice business, which experienced margin erosion. We are taking action to improve margins in that portion of our business.

“The integration of Lepage Bakeries, Sara Lee/California, and Hostess bread assets, all of which were acquired in the last 18 months, is ongoing. Our team is leveraging the strength of our brands and operations to grow in new markets and with new customers. Late in the quarter, we began reintroducing our newly acquired brands—Wonder, Merita, Home Pride, and Butternut.” Shiver said the company expects the acquired brands to gain momentum as the reintroduction continues.

Commenting on 2013 guidance, Shiver said, “This is a remarkable year for Flowers Foods and our top line guidance reflects the success of our growth strategies as we make acquisitions, enter new markets, and take advantage of changes in the marketplace. Our revised earnings guidance takes into consideration the margin decline in the warehouse segment, higher-than-planned marketing expense in the second half, and added infrastructure for the significant increase in volume.

“Flowers Foods is well positioned with the brands, products, bakeries, strategies, and experienced team to achieve further sales and earnings growth as we continue to build long-term value for shareholders,” Shiver concluded.

Third Quarter 2013 Results

For the 12-week third quarter of 2013, sales increased 22.5% to $878.5 million compared to $717.3 million in last year’s third quarter. This increase was attributable to increased volume of 20.1% and contributions from the Sara Lee/California acquisition of 3.6%, partially offset by unfavorable net price/mix of 1.2%. The company cycled the Lepage Bakeries acquisition in the first week of the third quarter. Dollar sales and volume increased across all channels. Increases in the soft variety, white bread, buns and rolls, and single-serve cake categories primarily drove volume increases in the branded retail channel. Volume increases in the store brand channel were driven by increases in the white bread, buns and rolls, and variety bread categories. The non-retail channel volume increases were primarily in the foodservice, vending, and restaurant categories. The unfavorable net price/mix was driven primarily by a mix shift in the cake business to more single-serve snack cakes and negative price/mix in the foodservice category.

Net income for the quarter was $33.9 million, or $0.16 per diluted share. Excluding acquisition-related costs in both years, net income for the quarter was $38.4 million, or $0.18 per diluted share compared to $35.2 million, or $0.17 per diluted share in the third quarter of fiscal 2012. During the third quarter this year, the company incurred acquisition-related costs of $4.5 million, net of tax, or $0.02 per diluted share. During the third quarter of last year, the company incurred acquisition-related costs of $4.0 million, net of tax, or $.02 per diluted share. Including these items, net income was $31.2 million, or $0.15 per diluted share.

Gross margin (excluding depreciation and amortization) as a percent of sales was 46.7%, or flat compared to the third quarter of 2012. Increased outside purchases as a percent of sales, decreased manufacturing efficiencies, and carrying costs related to the acquired Hostess assets were offset by higher sales volumes and decreased ingredient and workforce-related costs as a percent of sales. Although ingredient costs as a percent of sales decreased, prices for ingredients rose.

Selling, distribution, and administrative (SD&A) costs as a percent of sales for the quarter were 37.3%, up 140 basis points from 35.9% of sales in the third quarter of fiscal 2012. Acquisition-related costs negatively impacted SD&A costs by $7.0 million, or 80 basis points as a percent of sales in the third quarter of 2013. In last year’s third quarter, acquisition-related costs negatively impacted SD&A by $5.1 million, or 70 basis points as a percent of sales. Increased workforce-related costs and marketing costs were the main drivers of the increase as a percent of sales.

Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s third quarter. Net interest expense decreased slightly in this year’s third quarter compared to last year’s third quarter primarily because of increased interest income associated with an increase in distributor notes receivable outstanding. The effective tax rate for the quarter was 32.4% compared to 36.4% in last year’s third quarter, due primarily to a discrete benefit recorded by the company. The full-year tax rate is expected to be approximately 35.5% to 36.0%, excluding the effect of discrete items and the bargain purchase accounting gain recorded in the first quarter this year.

Income from operations (EBIT), adjusted for acquisition-related costs (adjusted EBIT), was $60.3 million, or 6.9% of sales, compared to adjusted EBIT of $57.8 million, or 8.1% of sales, in last year’s third quarter. Including the acquisition-related costs, EBIT was $53.3 million, or 6.1% of sales in the third quarter this year, compared to $52.7 million, or 7.3% of sales in the third quarter last year. Carrying costs related to the acquired Hostess assets negatively affected EBIT margin 60 basis points in the third quarter this year.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) adjusted for acquisition-related costs (adjusted EBITDA) for the third quarter was $90.2 million, or 10.3% of sales, compared to adjusted EBITDA of $82.5 million, or 11.5% of sales in last year’s third quarter. Including the costs, EBITDA was $83.2 million, or 9.5% of sales in the third quarter this year, compared to $77.4 million, or 10.8% of sales in the third quarter last year. Carrying costs related to the acquired Hostess assets negatively affected EBITDA margin 30 basis points in the third quarter this year.

Segment Results

DSD (83% of sales): During the quarter, the company’s DSD sales increased 23.2%, reflecting volume gains of 15.9%, contributions from the Sara Lee/California acquisition of 4.3%, and positive net price/mix of 3.0%. The company cycled the Lepage Bakeries acquisition in the first week of the third quarter. Dollar sales and volume increased across all channels. Increases in the soft variety, white bread, buns and rolls, and cake categories primarily drove volume increases in the branded retail channel. Increases in the store brand channel were driven primarily by increases in the white bread and buns and rolls categories. The non-retail channel volume increases were primarily in the quick serve and other restaurant categories. The positive net price/mix was primarily driven by the branded retail channel.

Income from operations for the DSD segment was $63.6 million, or 8.7% of sales for the third quarter compared to $58.6 million, or 9.9% of sales in last year’s third quarter. Increased sales volumes were the primary drivers of the increase. Carrying costs related to the acquired Hostess assets negatively affected income from operations 70 basis points in the third quarter this year. Decreased manufacturing efficiencies also had a negative effect on income from operations.

Warehouse (17% of sales): Sales through warehouse delivery increased 18.9%, reflecting volume increases of 34.4%, partially offset by negative net price/mix of 15.5%. Dollar sales and volume increased across all channels. Branded cake (primarily single-serve items), foodservice, and vending were the primary drivers of the volume increases. The foodservice category was the primary driver of the unfavorable net price/mix.

Income from operations for the warehouse segment was $7.1 million, or 4.8% of sales for the third quarter compared to $7.6 million, or 6.1% of sales in last year’s third quarter. This decrease was due primarily to increased outside purchases and lower manufacturing efficiencies, partially offset by increased sales volumes.

Cash Flow

During the third quarter, cash flow from operating activities was $44.7 million. The company invested

$25.5 million in capital improvements and paid dividends of $23.5 million to shareholders. The company did not acquire any shares of its common stock during the quarter. The company has acquired 58.3 million shares of its common stock under its 67.5 million share repurchase plan.

Other Matters of Importance

In April of this year, the company entered into a senior unsecured delayed-draw term loan facility with a commitment of up to $300.0 million, which was fully drawn during the third quarter to finance the Hostess transaction and to pay certain acquisition-related costs and expenses. During the third quarter of 2013, the company also entered into a two-year, $150.0 million receivables loan, security, and servicing agreement, partial proceeds from which were drawn to finance the Hostess transaction.

Outlook for 2013

R. Steve Kinsey, executive vice president and chief financial officer, said the company expects 2013 sales of $3.793 billion to $3.824 billion, an increase of 24.5% to 25.5% over 2012. The Lepage and Sara Lee/California acquisitions are expected to contribute approximately 7.0% of the sales increase. Including the impact of financing and carrying costs of the acquired Hostess assets, but excluding acquisition-related costs and the bargain purchase accounting gain, earnings per share are now forecast to be $0.90 to $0.93, an increase of 30.4% to 34.8% over the 2012 adjusted earnings per share of $0.69. Previous guidance was for earnings per share of $0.92 to $0.98. Capital expenditures for 2013 are expected to be $90.0 million to $100.0 million.

Dividend

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its third quarter 2013 earnings conference call over the Internet at 8:00 a.m. (Eastern) on November 7, 2013. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2012 sales of $3.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, adjusted EBIT, adjusted EBIT margin, and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, and adjusted EBIT margin excludes additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, and adjusted EBIT margin may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure, to EBITDA and adjusted EBITDA, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin, a reconciliation of EBIT to adjusted EBIT, a reconciliation of net income to adjusted net income, and a reconciliation of net income per diluted common share to adjusted net income per diluted common share.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	10/05/13	10/06/12	10/05/13	10/06/12
Sales	$878,492	$717,282	$2,907,455	$2,297,049
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	467,798	382,508	1,524,710	1,227,144
Selling, distribution and administrative expenses	327,529	257,326	1,064,914	833,829
Depreciation and amortization	29,837	24,757	89,769	76,751
Gain on acquisition	0	0	(50,071)	0

Income from operations (EBIT)	53,328	52,691	278,133	159,325
Interest expense, net	(3,171)	(3,568)	(10,426)	(6,527)

Income before income taxes (EBT)	50,157	49,123	267,707	152,798
Income tax expense	16,269	17,892	75,333	55,244

Net income	$33,888	$31,231	$192,374	$97,554

Net income per diluted common share	$0.16	$0.15	$0.91	$0.47

Diluted weighted average shares outstanding	212,364	209,576	211,727	207,165

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	10/05/13	10/06/12	10/05/13	10/06/12
Sales:
Direct-Store-Delivery	$729,831	$592,250	$2,392,705	$1,893,957
Warehouse Delivery	148,661	125,032	514,750	403,092

	$878,492	$717,282	$2,907,455	$2,297,049

EBITDA:
Direct-Store-Delivery (1)	$89,304	$79,287	$367,409	$236,646
Warehouse Delivery	10,997	11,633	54,012	37,620
Unallocated Corporate	(17,136)	(13,472)	(53,519)	(38,190)

	$83,165	$77,448	$367,902	$236,076

Depreciation and Amortization:
Direct-Store-Delivery	$25,754	$20,716	$76,178	$62,684
Warehouse Delivery	3,923	4,067	13,120	14,140
Unallocated Corporate	160	(26)	471	(73)

	$29,837	$24,757	$89,769	$76,751

EBIT:
Direct-Store-Delivery (1)	$63,550	$58,571	$291,231	$173,962
Warehouse Delivery	7,074	7,566	40,892	23,480
Unallocated Corporate	(17,296)	(13,446)	(53,990)	(38,117)

	$53,328	$52,691	$278,133	$159,325

(1)	The 40 week period ended October 5, 2013 includes a bargain purchase gain on acquisition of $50.1 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

10/05/13
Assets
Cash and Cash Equivalents	$10,655
Other Current Assets	458,001
Property, Plant & Equipment, net	893,708
Distributor Notes Receivable (includes $18,522 current portion)	152,698
Other Assets	46,731
Cost in Excess of Net Tangible Assets, net	939,623

Total Assets	$2,501,416

Liabilities and Stockholders’ Equity
Current Liabilities	$297,389
Long-term Debt and Capital Leases (includes $23,171 current portion)	926,622
Other Liabilities	271,084
Stockholders’ Equity	1,006,321

Total Liabilities and Stockholders’ Equity	$2,501,416

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 40 Week Period Ended
	10/05/13	10/05/13
Cash flows from operating activities:
Net income	$33,888	$192,374
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	39,084	67,786
Pension contributions and changes in assets and liabilities	(28,314)	(39,900)

Net cash provided by operating activities	44,658	220,260

Cash flows from investing activities:
Purchase of property, plant and equipment	(25,511)	(71,846)
Acquisitions net of cash acquired	(365,343)	(415,472)
Other	28,037	9,654

Net cash disbursed for investing activities	(362,817)	(477,664)

Cash flows from financing activities:
Dividends paid	(23,456)	(69,375)
Exercise of stock options, including windfall tax benefit	2,694	17,971
Stock repurchases	0	(3,790)
Proceeds from debt borrowings	862,700	1,887,000
Debt and capital lease obligation payments	(526,130)	(1,574,245)
Other	949	(2,777)

Net cash provided by financing activities	316,757	254,784

Net decrease in cash and cash equivalents	(1,402)	(2,620)
Cash and cash equivalents at beginning of period	12,057	13,275

Cash and cash equivalents at end of period	$10,655	$10,655

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012
Net income per diluted common share	$0.16	$0.15	$0.91	$0.47
Gain on acquisition	—	—	(0.24)	—
Acquisition costs	0.02	0.02	0.05	0.03

Adjusted net income per diluted common share	$0.18	$0.17	$0.72	$0.50

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012
Sales	$878,492	$717,282	$2,907,455	$2,297,049
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	467,798	382,508	1,524,710	1,227,144

Gross Margin excluding depreciation and amortization	410,694	334,774	1,382,745	1,069,905
Less depreciation and amortization for production activities	20,967	16,167	61,900	52,298

Gross Margin	$389,727	$318,607	$1,320,845	$1,017,607

Depreciation and amortization for production activities	$20,967	$16,167	$61,900	$52,298
Depreciation and amortization for selling, distribution and administrative activities	8,870	8,590	27,869	24,453

Total depreciation and amortization	$29,837	$24,757	$89,769	$76,751

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012
Net income	$33,888	$31,231	$192,374	$97,554
Income tax expense	16,269	17,892	75,333	55,244
Interest expense, net	3,171	3,568	10,426	6,527
Depreciation and amortization	29,837	24,757	89,769	76,751

EBITDA	83,165	77,448	367,902	236,076
Gain on acquisition	—	—	(50,071)	—
Acquisition costs	7,019	5,086	17,281	8,475

Adjusted EBITDA	$90,184	$82,534	$335,112	$244,551

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012
Adjusted EBITDA	$90,184	$82,534	$335,112	$244,551
Adjustments to reconcile net income to net cash provided by operating activities	9,247	9,341	28,088	37,694
Pension contributions and changes in assets and liabilities	(28,314)	(9,902)	(39,900)	(29,770)
Income taxes	(16,269)	(17,892)	(75,333)	(55,244)
Interest expense, net	(3,171)	(3,568)	(10,426)	(6,527)
Acquisition costs	(7,019)	(5,086)	(17,281)	(8,475)

Cash Flow From Operations	$44,658	$55,427	$220,260	$182,229

	Reconciliation of EBIT to Adjusted EBIT
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012
EBIT	$53,328	$52,691	$278,133	$159,325
Gain on acquisition	—	—	(50,071)	—
Acquisition costs	7,019	5,086	17,281	8,475

Adjusted EBIT	$60,347	$57,777	$245,343	$167,800

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012
Net income	$33,888	$31,231	$192,374	$97,554
Gain on acquisition	—	—	(50,071)	—
Acquisition costs	4,527	4,004	11,137	6,172

Adjusted net income	$38,415	$35,235	$153,440	$103,726

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended 10/05/13	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	15.9%	3.0%	4.3%	23.2%
Warehouse Delivery	34.4%	-15.5%	0.0%	18.9%
Total Flowers Foods	20.1%	-1.2%	3.6%	22.5%

For the 40 Week Period Ended 10/05/13	Volume	Net Price/Mix	Acquisitions	Total Sales Change
Direct-Store-Delivery	15.4%	2.0%	8.9%	26.3%
Warehouse Delivery	36.2%	-8.5%	0.0%	27.7%
Total Flowers Foods	20.3%	-1.0%	7.3%	26.6%